Exhibit 99.1

GETTY IMAGES REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND

FULL YEAR OF 2004

Industry Leader Grows Revenue, Operating Margin and Net Income to Record Levels and Raises Guidance for 2005

SEATTLE, January 27, 2005 – Getty Images, Inc. (NYSE:GYI), the world’s leading imagery company, today reported results for the fourth quarter and the year ended December 31, 2004.

Quarterly Highlights

•	Revenue grew 21 percent over the fourth quarter of 2003

•	Operating margin improved to 27 percent

•	Earnings per diluted share increased 53 percent (excluding a credit to income tax expense in the fourth quarter of 2003) over the fourth quarter of 2003

•	Net cash provided by operating activities was $63.8 million

“A strong December capped another record-setting year for Getty Images — we achieved the highest level of revenue, operating margin and net income in our ten-year history, for both the fourth quarter and full year,” said Jonathan Klein, Getty Images’ co-founder and CEO. “We met or exceeded every 2004 target we set for the company, including achieving significant growth in our editorial business, launching the first fully localized e-commerce site in Japan and achieving a 27 percent operating margin, two full percentage points ahead of our target.”

For the fourth quarter, revenue grew 20.6 percent to $162.1 million, compared to $134.4 million in the fourth quarter of 2003. Excluding the effects of changes in currency exchange rates, revenue grew 15.5 percent. Operating income for the fourth quarter of 2004 grew 54.1 percent to $43.8 million, or 27.0 percent of revenue, compared to $28.4 million, or 21.1 percent of revenue, in the same quarter last year.

Net income was $28.7 million, or $0.46 per diluted share, compared to $28.2 million, or $0.48 per diluted share for the fourth quarter of 2003. Results for the fourth quarter of 2003 included a credit to income tax expense of $10.2 million, or $0.18 per share, to reflect a reduction in the balance of the valuation allowance on deferred tax assets. Excluding the effect of the reduction in the valuation allowance, net income grew 60.0 percent to $28.7 million from $17.9 million and diluted EPS grew 53.3 percent to $0.46 from $0.30 in the fourth quarter of 2003.

Gross margin for the quarter rose to 72.4 percent from 72.0 in the fourth quarter of 2003. Selling, general & administrative expenses (SG&A) totaled $61.3 million, compared to $53.3 million in the year ago quarter. As a percentage of revenue, SG&A declined to 37.8 percent from 39.7 percent in the fourth quarter of 2003. Fourth quarter 2004 SG&A includes costs associated with the convertible debt exchange of approximately $1.5 million.

For the fourth quarter, net cash provided by operating activities was $63.8 million, compared to $54.9 million for the same quarter last year. The acquisition of property and equipment was $11.0 million for the fourth quarter compared to $12.8 million for the same quarter last year.

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Getty Images, Inc.

Fourth Quarter and Full Year 2004 Financial Results

Full Year Highlights

•	Revenue grew 19 percent over 2003

•	Operating margin reached 27 percent

•	Net income grew 75 percent and earnings per diluted share increased 65 percent over 2003 (excluding the net effect of one-time charges in 2003)

•	Net cash provided by operating activities was $202.6 million

For 2004, revenue grew 19.0 percent to $622.4 million compared to $523.2 million in the prior year. Excluding the effects of changes in currency exchange rates, revenue rose 12.7 percent compared to 2003. Operating income for the full year of 2004 rose 62.9 percent to $168.3 million, or 27.0 percent of revenue. In 2003, operating income totaled $103.3 million, or 19.7 percent of revenue.

For 2004, net income was $106.7 million, or $1.72 per diluted share, compared to $64.0 million, or $1.11 per diluted share for 2003. Results for 2003 included a $10.2 million credit to income tax expense, equating to $0.20 per diluted share on a full-year basis. In addition, 2003 results included debt extinguishment costs of $11.8 million, or $0.12 per diluted share. Excluding the effect of the credit to income tax expense and the debt extinguishment costs, net income grew 75.0 percent to $106.7 million from $61.0 million and earnings per diluted share grew 65.3 percent to $1.72 from $1.04 in 2003.

Gross margin for the year increased to 72.3 percent from 71.6 percent for 2003. SG&A in 2004 totaled $225.1 million, or 36.2 percent of revenue, compared to $210.0 million, or 40.1 percent of revenue in 2003.

Cash and short-term investment balances were $520.7 million at December 31, 2004, up from $307.6 million at December 31, 2003.

For 2004, net cash provided by operating activities was $202.6 million, compared to $158.1 million for 2003. The acquisition of property and equipment was $36.7 million for 2004, compared to $35.3 million for 2003.

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of January 27, 2005. The company currently does not intend to update or revise these forward-looking statements until the next quarterly results announcement.

For the first quarter of 2005, the company expects to report revenue in the range of $175 million to $180 million and earnings per diluted share of $0.51 to $0.54.

For 2005, the company is raising guidance and expects revenue in the range of $705 million to $715 million and earnings per diluted share of $2.10 to $2.20. The number of fully diluted shares assumed in the guidance is approximately 64 million for both the first quarter and full year. Guidance for 2005 does not include the impact of expensing share-based compensation, which becomes mandatory in the company’s quarter ending September 30, 2005 pursuant to Financial Accounting Standards Board Statement No.123R.

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Getty Images, Inc.

Fourth Quarter and Full Year 2004 Financial Results

Webcast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 800.967.7185 (North America) or 719.457.2634 (international), confirmation number 341685. There will be a live webcast of the conference call, which can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The company will also provide a replay of the conference call at 888.203.1112 (North America) or 719.457.0820 (international), confirmation number 341685, until January 28, at 9:00 pm PT. The webcast will be archived on the Getty Images Web site and will be available until January 27, 2006.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Form 10-Q for the quarter ended September 30, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

About Getty Images

Getty Images is the world’s leading imagery company, creating and providing the largest and most relevant collection of still and moving images to communication professionals around the globe. From news and sports photography to contemporary and archival imagery, Getty Images’ products are found each day in newspapers, magazines, advertising, films, television, books and Web sites. Gettyimages.com is the first place customers turn to search, purchase and download powerful imagery. Seattle-headquartered Getty Images is a global company with customers in more than 100 countries.

Contacts:

Investors:	Media:

Liz Huebner	Deb Trevino
Senior Vice President and CFO	Vice President, Communications
206.925.6003	206.925.6474
liz.huebner@gettyimages.com	deb.trevino@gettyimages.com

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Getty Images, Inc.

Fourth Quarter and Full Year 2004 Financial Results

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		YEARS ENDED DECEMBER 31,
	2004	2003	2004	2003
(In thousands, except per share amounts)
Revenue	$162,100	$134,383	$622,427	$523,196
Cost of sales	44,745	37,643	172,684	148,343

Gross profit	117,355	96,740	449,743	374,853

Selling, general and administrative expenses	61,337	53,308	225,128	210,011
Depreciation	12,246	13,785	52,976	57,348
Amortization	1,199	1,054	4,559	4,052
Other operating (income) expenses	(1,197)	190	(1,187)	173

Operating expenses	73,585	68,337	281,476	271,584

Income from operations	43,770	28,403	168,267	103,269
Interest expense	(941)	(909)	(3,828)	(9,765)
Investment income	2,667	965	9,133	3,847
Exchange gains, net	1,083	474	467	2,142
Debt extinguishment costs	—	—	—	(11,777)

Income before income taxes	46,579	28,933	174,039	87,716
Income tax expense	(17,898)	(754)	(67,389)	(23,699)

Net income	$28,681	$28,179	$106,650	$64,017

Earnings per share
Basic	$0.48	$0.50	$1.81	$1.16
Diluted	0.46	0.48	1.72	1.11

Shares used in computing earnings per share
Basic	60,343	56,711	59,006	55,412
Diluted	62,908	58,869	62,031	57,514

Getty Images, Inc.

Fourth Quarter and Full Year 2004 Financial Results

CONSOLIDATED BALANCE SHEETS

(unaudited)

DECEMBER 31,	2004	2003
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$290,352	$140,058
Short-term investments	230,358	167,525
Accounts receivable, net	89,272	75,781
Prepaid expenses	10,651	9,693
Deferred income taxes, net	8,335	13,206
Other current assets	2,894	1,246

Total current assets	631,862	407,509
Property and equipment, net	112,501	123,268
Goodwill	628,717	603,024
Identifiable intangible assets, net	13,874	16,615
Deferred income taxes, net	54,652	62,567
Other long-term assets	9,978	11,101

Total assets	$1,451,584	$1,224,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$67,362	$64,454
Accrued expenses	42,810	42,459
Income taxes payable	3,608	8,170

Total current liabilities	113,780	115,083
Long-term debt	265,000	265,011
Other long-term liabilities	9,692	8,184

Total liabilities	388,472	388,278

Stockholders’ equity
Preferred stock	—	—
Common stock	607	573
Additional paid-in capital	1,210,203	1,098,249
Unearned compensation	—	(448)
Accumulated deficit	(168,603)	(275,253)
Accumulated other comprehensive income	20,905	12,685

Total stockholders’ equity	1,063,112	835,806

Total liabilities and stockholders’ equity	$1,451,584	$1,224,084

Getty Images, Inc.

Fourth Quarter and Full Year 2004 Financial Results

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

YEARS ENDED DECEMBER 31,	2004	2003
(In thousands)
Cash flows from operating activities
Net income	$106,650	$64,017
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	52,976	57,348
Deferred income taxes	51,197	20,569
Amortization of identifiable intangible assets	4,559	4,052
Bad debt expense	3,239	4,058
Reduction of income taxes paid due to the tax benefit from employee stock option exercises	3,233	—
Amortization of debt issuance costs	1,915	1,837
Debt extinguishment costs	—	11,777
Reversal of deferred tax asset valuation allowance relating to net operating losses	—	(10,249)
Other changes in long-term assets and liabilities	3,607	1,359
Changes in current assets and liabilities, net of effects of business acquisitions
Accounts receivable	(16,006)	(914)
Accounts payable	(530)	2,585
Accrued expenses	(2,510)	(6,979)
Income taxes payable	(4,039)	3,314
Changes in other current assets and liabilities	(1,709)	5,280

Net cash provided by operating activities	202,582	158,054

Cash flows from investing activities
Acquisition of available-for-sale investments	(242,661)	(158,636)
Proceeds from the sale of available-for-sale investments	176,948	10,898
Acquisition of property and equipment	(36,723)	(35,347)
Acquisition of businesses, net of cash acquired	(25,611)	(5,496)
Proceeds from the maturity of held-to-maturity investments	—	20,388
Other investing activities	46	309

Net cash used in investing activities	(128,001)	(167,884)

Cash flows from financing activities
Proceeds from the issuance of common stock	73,998	70,866
Debt issuance and exchange costs paid	(1,429)	(7,965)
Repayment of debt	—	(250,000)
Proceeds from the issuance of long-term debt	—	265,000
Payment of debt premium	—	(7,142)

Net cash provided by financing activities	72,569	70,759

Effects of exchange rate differences	3,144	3,024

Net increase in cash and cash equivalents	150,294	63,953
Cash and cash equivalents, beginning of period	140,058	76,105

Cash and cash equivalents, end of period	$290,352	$140,058